FOR IMMEDIATE RELEASE	Exhibit 99.2

For more information:

Edmond Tseng, President and CEO

OSE USA, Inc.

2221 Old Oakland Road, San Jose CA 95131-1402

(408) 321-3600

OSE USA, INC. TO SELL MANUFACTURING DIVISION ASSETS

San Jose, CA. September 9, 2003 – OSE USA, Inc. (OTC-BB: OSEE)(“OSEU”), announced today the signing of an agreement for the sale of its manufacturing division to Integrated Packaging Assembly Corporation, a newly-formed Delaware corporation (“IPAC”), organized by Victor Batinovich, a former chief executive of OSEU from its founding in 1992 until 1997. The agreement follows OSEU’s announcement on April 21 of its intention to shut down its manufacturing operations by June 30 due to lack of profitability. The new company, which takes the name formerly used by OSEU prior to June 2001, has no connection with OSEU or any of its affiliates and will be independently owned and operated.

Pursuant to the agreement of sale, IPAC will acquire OSEU’s entire manufacturing business, including related equipment, inventory, books and records, permits and licenses, and intellectual property, for a total of $1 million, including $500,000 in cash and a three-year secured note in the amount of $500,000. No liabilities are to be assumed.

The transaction is subject to certain conditions, including satisfactory arrangement with OSEU’s existing bank creditors for the release of existing liens, and the signing of new leases on OSEU’s existing headquarters facility. The parties intend that IPAC will take over a portion of the leased premises and that OSEU will continue to conduct a manufactured chip distribution business in the remaining portion of the facility through its distribution subsidiary, OSE, Inc (“OSEI”). The Agreement contains other clauses and conditions customary for transactions of this type.

Founded in 1992, OSEU has been the nation’s leading onshore advanced technology IC packaging foundry. In May 1999, Orient Semiconductor Electronics, Ltd., one of Taiwan’s top IC assembly and packaging services companies, acquired a controlling interest, boosting its US expansion efforts. OSEU entered the distribution segment of the market in October 1999 with the acquisition of OSEI.

For more information, visit OSEU’s web site at: www.ose-usa.com.

PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Consolidated Financial Information set forth below gives effect to the sale of assets of OSE USE, Inc’s manufacturing business to Integrated Packaging Assembly Corporation, a newly-formed California corporation (“IPAC”), organized by Victor Batinovich, a former chief executive of OSEU from its founding in 1992 until 1997 as if the transaction had been consummated on June 29, 2003 for purposes of the balance sheet, and on January 1, 2002 for purposes of the statements of operations, subject to the assumptions and adjustments in the accompanying Notes to the Unaudited Pro Forma Consolidated Condensed Financial Information (the Notes).

The pro forma consolidated condensed balance sheet and pro forma consolidated condensed statement of operations are provided for illustrative purposes only and are not necessarily indicative of the results of operations for any future period. All information contained herein should be read in conjunction with the Financial Statements and the Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s annual report filed on Form 10K for the year ended December 31, 2002 and the Company’s quarterly reports on Form 10-Q for the quarter ended June 29, 2003.